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                                                                   Exhibit 10.16

                SOFTWARE MAINTENANCE AND ENHANCEMENT AGREEMENT


     THIS SOFTWARE MAINTENANCE AND ENHANCEMENT AGREEMENT (this "Agreement") is dated as of December 31, 1996 ("Effective Date") by and between True North Communications Inc. ("TNC"), and TN Technologies Holding Inc. ("TNT"), and describes the terms and conditions pursuant to which TNT shall maintain, support and enhance certain Software (as defined below).

     WHEREAS, the parties have entered into an Intellectual Property Agreement (as defined below) for the licensing of certain software from TNT to TNC; and

     WHEREAS, TNC wishes TNT to perform certain support and enhancement service related to such software and related technology, and TNT wishes to perform such services, both under the terms and conditions stated herein;

     NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows:

     1.   DEFINITIONS.

     For the purpose of this Agreement, the following terms shall have the following meanings:

          1.1 "Documentation" means any instruction manuals or other materials regarding the use of the Software.

          1.2 "Intellectual Property Agreement" means the agreement relating to the Software entered into between the parties as of December 31, 1996.

          1.3 "Maintenance and Support" means the services described in Sections 2 and 3.

          1.4 "Servers" means the servers of TNC's local area Intranet and any technology embodied therein.

          1.5 "Software" means the computer software programs licensed to TNC pursuant to the Intellectual Property Agreement and specified in Attachment A.

          1.6 "Update" means a release or version of the Software containing functional enhancements, extensions, error corrections or fixes that are generally made available without charge (other than media and handling charges) by TNT, and shall include the source code embodied in such functional enhancements, extensions, error corrections or fixes.
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     2.  MAINTENANCE AND SUPPORT.  Maintenance and Support shall include the following services:

          2.1 Authorized Contact. TNT shall supply a coordinator to be located at TNC corporate headquarters in Chicago, who will be the primary contact between the TNC authorized contact described in Section 4.1 and the TNT technical staff. The responsibilities of this coordinator are set forth in Attachment B.

          2.2 Error Corrections. TNT shall use commercially reasonable efforts to correct all reproducible errors in the Software in a manner commensurate with the severity of the error.

          2.3 Reports. No more than thirty (30) days after the end of each calendar quarter, TNT shall provide TNC a report of time and resources that have been devoted to Maintenance and Support during such quarter.

          2.4 System Management. TNT shall work with TNC to manage the Software by performing daily systems operations and management, including routine backup procedures, monitoring of Software performance, and assessment of the ability of the Software to meet TNC's information processing needs, at a level commensurate with the level at which TNT or its predecessor was providing such services prior to the Effective Date.

          2.5 Training. TNT shall coordinate the initial and annual training of Information Systems support staff of TNC. Such training shall be in the form of a one-day "train the trainer" workshop to be conducted at TNC's premises.

          2.6 Installation. Subject to Section 7.4, TNT shall perform the installation of the Software on the Servers, including any related configuration of the Servers or other TNC equipment related to the Software, at no additional charge.

          2.7 Third Party Software. TNT shall procure for TNC licenses for the Netscape server and Netscape client (browser) software presently used by the Servers ("Netscape Software"). Such Netscape Software license will cover up to two thousand (2,000) seats and ten (10) servers. TNT shall provide first tier technical support to TNC regarding the use of the Netscape Software. TNT shall procure from Netscape, or such other third party as TNT deems suitable, related software maintenance and support agreements to provide TNT with second-tier support for such usage by TNC.

          2.8 Second Tier Support. TNT will provide second-tier technical support directly to Information Systems support staff designated by TNC as technical contacts. Hours for such support shall be 9 a.m. to 5 p.m., Central Standard Time.

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     3.  UPDATES AND ADDITIONAL SOFTWARE.  Maintenance Services shall include the following:

          3.1 Updates. TNT will provide Updates to TNC at no additional charge.

          3.2 Enhancement. TNT shall monitor the developing technologies applicable to the Software, and evaluate their performance, reliability and applicability to the Software. TNT shall report to TNC's authorized contact described in Section 4.1 periodically on such developing technologies, and discuss with TNC the possible applicability of such technologies to the Software. When and if TNT determines, in its sole discretion, that these technologies would enhance the operation of the Software, TNT shall make commercially reasonable efforts to integrate such technologies into the Software; provided, however, that TNT shall add significant enhancements of functionality only with TNC's prior approval. TNT will use commercially reasonable efforts to perform enhancements reasonably requested by TNC in a reasonably timely fashion.

          3.3 Expansion. TNT shall cooperate with TNC to expand the availability of the Software throughout any TNC locations, as requested by TNC. TNT shall cooperate with TNC to expand and refine the Software, including without limitation the addition of menu items, information sections, and integration of agency/location specific areas, addition of new technologies such as streaming video, audio or other multi-media capabilities as they become available and desired by TNC.

          3.4 Documentation. TNT shall provide Documentation in connection with any Updates that add significant functionality to the Software.

          3.5 Quarterly Reports. Within thirty (30) days of the end of each calendar quarter, TNT shall provide a report to TNC of operating expenses and capitalized costs in connection with the maintenance and enhancement of the Software, as well as reimbursable expenses, fees charged pursuant to Section 7.4, and any other fees payable by TNC for products or services other than Maintenance Services. Upon TNC's reasonable request, TNT shall provide supporting documentation for such reports, at TNT's expense.

     4.  TNC RESPONSIBILITIES.

          4.1 Authorized Contact. TNC will appoint a key contact for all development and operational issues. This key contact will be responsible for coordinating all communications between TNC and TNT for Maintenance Services. Such contact shall have authorization to grant the approvals required on behalf of TNC in this Agreement.

          4.2 TNC Assistance. TNC agrees to provide TNT reasonable access to all necessary personnel to answer questions about any problems reported by TNC regarding the Software or Servers.

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          4.3  Notification.  TNC agrees to provide TNT with a reasonably detailed description in writing of any reported problem or error to the degree necessary to permit confirmation or reproduction thereof by TNT.

          4.4 Installation of Error Corrections and New Releases. TNC shall implement promptly all Updates or other new versions of the Software provided by TNT under this Agreement.

          4.5 First Tier Support. First tier technical support to TNC's customers will be solely the responsibility of TNC.

          4.6 Reporting. Within ten (10) days of the end of each calendar quarter, TNC shall manage and report to TNT the number of users of the Software during such month. Such reports are intended to help TNT determine commercial application licensing and support issues.

          4.7 Additional Software and Services. Any additional software licenses for Netscape Software or technical resources to upgrade the Netscape Software or other third party applications beyond that set forth in Section 2.7 will be solely the responsibility of TNC. Any additional technical resources or software upgrades for commercial applications in addition to the Software will be solely the responsibility of TNC.

     5.  EXCLUSIONS.

          5.1 Eligibility of Software. Maintenance and Support will not include services requested as a result of, or with respect to, the following (except to the extent caused by TNT), and any services requested as a result thereof will be billed to TNC at a rate of two hundred forty percent (240%) of the applicable hourly fee, pay, wage, or salary of the employee performing such services, plus out-of-pocket expenses associated therewith; provided, however, that if such services are performed by a consultant of TNT, such rate shall be one hundred twenty percent (120%) of the applicable hourly fee of such consultant:

               (a) accident; unusual physical, electrical or electromagnetic stress; neglect; misuse; failure of electric power, air conditioning or humidity control; failure of rotation media not furnished by TNT; operation of the Software with other media not meeting or not maintained in accordance with the manufacturer's specifications; or causes other than ordinary use;

               (b) improper installation by TNC or use of the Software that deviates from any operating procedures communicated in writing by TNT;

               (c) modification, alteration or addition or attempted modification, alteration or addition of the Software undertaken by persons other than TNT or TNT's authorized representatives; or

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               (d)  computer programs created by TNC or any third party that are not supplied or approved by TNT; or

               (c) TNC's failure to implement all releases and updates to the Software which are issued to TNC by TNT;

               (f) changes to the operating system or physical, hardware or software environment which adversely affect the Software and are not approved or authorized by TNT in writing; or

               (g) use of the Software in conjunction with products not supplied or approved by TNT.

          5.2 Current and Previous Release. Maintenance and Support shall not include support for any but the most current release of Software and the previous release of the Software.

     6.  TERM AND TERMINATION

          6.1 Term. TNT's duties under this Agreement shall commence on the Effective Date and continue for a term of one (1) year, and shall renew automatically each year unless either party notifies the other of its intent not to renew at least sixty (60) days prior to the renewal date.

          6.2 Termination for Breach. If either party breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the other party shall have the right to terminate this Agreement at any time.

          6.3 Termination of License. Notwithstanding any provisions of this Agreement, the provision herein shall terminate and TNT's obligations hereunder shall expire upon the termination of the license of the Software to TNC under the Intellectual Property Agreement.

          6.4 Survival. The provisions of Sections 1, 6, 8, 9, 10 and 11 shall survive termination of this Agreement.

     7.  PAYMENT TERMS AND TAXES.

          7.1. Fees. TNC agrees to pay TNT, quarterly in advance, software maintenance and support fees as set forth in Attachment C of this Agreement ("Maintenance and Support Fee"). Fees for any special services must be approved by TNC in advance, and will be in addition to the annual Maintenance and Support Fee and will be charged at TNT's then current rates for such services. TNT may change the Maintenance and Support Fee upon written notice no less than ninety

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(90) days prior to the renewal date.

          7.2 Payment. TNT shall invoice TNC for all amounts on or after the annual renewal date. Payment terms shall be net thirty (30) days. Any amount due TNT under this Agreement not received by TNT by the date due shall be subject to a service charge of one and one half percent (1.5%) per month, or the maximum charge permitted by law, whichever is less.

          7.3 Taxes. Maintenance and Support Fees do not include any taxes, duties or charges of any kind (including without limitation any withholding taxes) imposed by any federal, state, local or other governmental entity for products or services provided under this Agreement, excluding only taxes based solely on TNT's net income. If any such taxes are found at any time to be payable, TNC shall pay such taxes, unless TNC provides TNT with a valid tax exemption certificate authorized by the appropriate taxing authority.

          7.4 Additional Fees. The following items and services shall not be included in Maintenance Services. In the event TNC wishes to obtain such items or services, or additional items or services, TNC may request TNT to provide such items or services on a time and materials basis at TNT's then-current rates.

               (a) Travel Expenses. Any reasonable travel expenses of TNT personnel in support of any task relating to the Software or Servers, including without limitation any additional expenses for expedited travel to comply with urgent requests for support by TNT. TNC shall pay TNT for the actual, out-of-pocket costs of such travel expenses. Upon TNC's request, TNT shall provide copies of supporting documentation for such expenses.

               (b) Additional Hardware and Software. Any costs associated with Server hardware, supplemental Server or client software, or operating systems required to support the Servers or Software that are approved in advance by TNC. TNC shall pay TNT for the actual, out-of-pocket costs of such items.

               (c) Connectivity. Any local area or metropolitan or wide area network or other connectivity fees that may be required to support the Software. TNC shall pay TNT for the actual, out-of-pocket costs of such items.

     8. Confidentiality. All information disclosed under this Agreement shall be subject to the terms and conditions of Section 8 of the Intellectual Property Agreement.

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     9.  WARRANTY AND DISCLAIMER.  TNT will use all reasonable commercial efforts to provide the support requested by TNC under this Agreement in a professional and workmanlike manner, but TNT cannot guaranty that every question or problem raised by TNC will be resolved. OTHER THAN IN THE PRECEDING SENTENCE, TNT MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     10.  LIMITATION OF LIABILITY.

          10.1 TNT'S LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE FEES RECEIVED BY TNT FROM TNC UNDER THIS AGREEMENT.

          10.2 IN NO EVENT SHALL TNT HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, WHETHER OR NOT TNT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

     11.  Miscellaneous

          11.1 Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

          11.2 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action.

          11.3 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or

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provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

          11.4 Integration. This Agreement (including the Attachments and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. This Agreement may not be amended, except by a writing signed by both parties.

          11.5 Conflicting Terms. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that TNC may use in connection with this Agreement or the performance of the terms hereof will have any effect on the rights, duties or obligations of the paries under, or otherwise modify, this Agreement, regardless of any failure of TNT to object to such terms, provisions or conditions.

          11.6 Export Controls. TNC may not export or re-export the Software without the prior written consent of TNT and without the appropriate United States and foreign government licenses.

          11.7 Non-Waiver. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

          11.8 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of Illinois and the United States of America, without regard to conflict of law principles.

          11.9  Dispute Resolution.

               (a) Any dispute, controversy or claim arising in connection with this Agreement, shall be settled by binding arbitration if so requested by any party hereto pursuant to paragraph (b) below. The arbitration shall be conducted by three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association (the "AAA"). The arbitration shall be held in Chicago, Illinois and shall be conducted in accordance with the commercial arbitration rules of the AAA, except that the rules set forth in this Section
11.9 shall govern such arbitration to the extent they conflict with the rules of the AAA.

               (b) Upon written notice by a party to the other parties of a request for arbitration hereunder, the parties shall use their commercially reasonable efforts to cause the arbitration to be conducted in an expeditious manner. All other procedural matters shall be within the discretion of the arbitrators. In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, the arbitrators shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed

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just by the arbitrators, including an award of default, may be imposed.





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               (c)  The determination of the arbitrators shall be final and binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties shall each be responsible for their own expenses in connection with such arbitration, including without limitation, counsel fees and fees of experts; provided, however, that the parties shall share equally in the expense of the arbitrators and of the AAA.

AGREED:                                         AGREED:

TNT                                             TNC


------------------------------                  -----------------------------
(Signature)                                     (Signature)

------------------------------                  -----------------------------
(Name)                                          (Name)

------------------------------                  -----------------------------
(Title)                                         (Title)

------------------------------                  -----------------------------
(Date)                                          (Date)






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                                 ATTACHMENT A
                                 ------------

                                   SOFTWARE
                                   --------

                               Knowledge Network

                                    SCJNet

                                   K-C Net

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                                 ATTACHMENT B
                                 ------------

                         Co-ordinator Responsibilities


     Act as the primary informational resource for the Software.

     Oversee the daily operation of the Software as well as promote and foster its use within TNC. Coordinate training of the system's users and its content providers.

     Continually evaluate the success of the Software and assist in the implementation of enhancements to the Software to ensure its continued effectiveness and successful use within TNC.

     Assist in the coordination and project management of any future enhancement or expansion projects.

     Report to the Intranet Technologies Systems Manager, TNT, Chicago.

     This position is currently held by Amy Brooks.

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                                 ATTACHMENT C
                                 ------------

                         Maintenance and Support Fees

The annual maintenance fee for the first year from the Effective Date shall be $1.7 million, payable in four equal installments in advance for each calendar quarter on January 1, April 1, July 1, and October 1, 1997.

On approximately August 1, 1997, TNT shall provide TNC with a report detailing cumulative operating expenses for the six month period ended June 30, 1997, less any portions thereof paid directly by TNC related to the software (but not including software amortization costs). If the amount so calculated differs from $850,000 by more than 10%, the parties shall meet in good faith to re-negotiate the maintenance fees for July 1, 1997 through December 31, 1997, with such fees being applied retroactively to July 1, 1997. If the parties cannot agree on a maintenance fee, the maintenance fee for such period shall remain at the annual rate of $1.7 million.